Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. and subsidiaries (the “Company”) on Amendment No. 1 to Form S-3 (File No. 333-213440) to be filed on or about October 28, 2016 of our reports dated October 13, 2016 on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2016 and 2015 and for each of the years in the three-year period ended July 31, 2016, and the effectiveness of the Company’s internal control over financial reporting as of July 31, 2016, which reports were included in the Company’s Annual Report on Form 10-K filed October 13, 2016.

/s/ EISNERAMPER LLP

New York, New York

October 28, 2016